EXHIBIT 5


                          INVESTMENT ADVISORY AGREEMENT


             THIS AGREEMENT made and entered into on this 12th day of April, 1988, by and between PERRITT CAPITAL GROWTH FUND, INC., a Maryland corporation (hereinafter sometimes referred to as the "Fund"), and PERRITT INVESTMENTS, INC., an Illinois corporation (hereinafter sometimes called the "Adviser");

                              W I T N E S S E T H :

             WHEREAS, the Fund is in the process of registering with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940; and

             WHEREAS, the Fund desires to retain Adviser, which is a registered Investment Adviser under the Investment Advisers Act of 1940, to act as investment adviser for and to manage its assets;

             NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and covenants contained herein, the Fund and Adviser do mutually promise and agree as follows:

             1. Employment. The Fund hereby employs Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Fund subject to the supervision of the Board of Directors of the Fund and subject to the terms of this Agreement. The Adviser shall, at its expense, provide for the use of the Fund, office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund and maintaining its organization, shall pay the salaries and fees of all officers of the Fund and of directors of the Fund who are "interested persons" of the Adviser as such term is defined under the Investment Company Act of 1940, and shall pay for all clerical services relating to research, statistical and investment work.

             2. Allocation of Portfolio Brokerage. The Adviser is authorized, subject to the supervision of the Board of Directors of the Fund, to place orders for the purchase and sale of the Fund's portfolio securities and to negotiate commissions to be paid on such transactions. The Adviser may, on behalf of the Fund, pay brokerage commissions to a broker which provides brokerage and research services to the Adviser in excess of the amount another broker would have charged for effecting the transaction, provided (i) the Adviser determines in good faith that the amount is reasonable in relation to the value of the brokerage and research services provided by the executing broker in terms of the particular transaction or in terms of the Adviser's overall responsibilities with respect to the Fund and the accounts as to which the Adviser exercises investment discretion, (ii) such payment is made in compliance with Section 28(e) of the Securities Exchange Act of 1934 and other applicable state and federal laws, and (iii) in the opinion of the Adviser, the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term.

             3. Expenses Borne by Fund. The Fund will pay all its expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Fund shall include, without limitation, interest charges, taxes, brokerage commissions and similar expenses, expenses of issue, sale, repurchase or redemption of shares, expense of registering or qualifying shares for sale, expenses of printing and distributing prospectuses to existing shareholders, charges of custodians (including sums as custodian and for keeping books and similar services to the Fund), transfer agents (including the printing and mailing of reports and notices to shareholders), registrars, auditing and legal services, clerical services related to recordkeeping and shareholder relations, printing of stock certificates, fees for directors who are not "interested persons" of Adviser, and other expenses not expressly assumed by Adviser under Paragraph 1 above, provided, that in the event the expenses and charges payable by the Fund, except interest charges, taxes, brokerage commissions and similar fees, in any given fiscal year exceed that percentage of the average net asset value of the Fund for such year, as determined by valuations made as of the close of each business day of such year, which is the most restrictive percentage expenses limitation provided by the state laws of the various states in which Fund shares are qualified for sale, or if the states in which the Fund's common stock is qualified for sale impose no restrictions, then 2.0%. Adviser shall reimburse the Fund for such excess. Reimbursement of expenses by Adviser shall be made on a monthly basis and will be paid to the Fund by a reduction in the Adviser's fee, subject to later adjustment month by month for the remainder of the Fund's fiscal year.

             4. Authority of Adviser. The Adviser shall for all purposes herein be considered an independent contractor and shall not, unless expressly authorized and empowered by the Fund, have authority to act for or represent the Fund in any way, form or manner. Any authority granted by the Fund to the Adviser shall be in the form of a resolution or resolutions adopted by the Board of Directors of the Fund.

             5. Compensation of Adviser. For the services to be furnished during any month by the Adviser hereunder, the Fund shall pay the Adviser as a basic advisory fee as soon as practical after the last day of such month an amount equal to 1/12th of .7% (.0583%) of the average of the net asset value of the Fund determined as of the close of business on each business day throughout the month (hereinafter called "average asset value").

             In case of termination of this Agreement during any month, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average asset value of the business days during which it is so in effect.

             6. Rights and Powers of Adviser. Adviser's rights and powers with respect to acting for and on behalf of the Fund, including the rights and powers of Adviser's officers and directors, shall be as follows:

                  (a) Directors, officers, agents and stockholders of the Fund are or may at any time or times be interested in the Adviser as officers, directors, agents, shareholders or otherwise. Correspondingly, directors, officers, agents and stockholders of the Adviser are or may at any time or times be interested in the Fund as directors, officers, agents and as shareholders or otherwise, but nothing herein shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or any applicable statute or regulation. The Adviser shall, if it so elects, also have the right to be a shareholder in the Fund.

                  (b) Except for an initial investment in Fund shares not in excess of $100,000, the Adviser shall not take any long or short positions in the stock of the Fund and that insofar as it can control the situation it shall prevent any and all of its officers, directors, agents or stockholders from taking any long or short position in the stock of the Fund. This prohibition shall not in any way be considered to prevent the Adviser or any officer, director, agent or stockholder of the Adviser from purchasing and owning stock of the Fund for investment purposes. The Adviser shall notify the Fund of any sales of shares of the Fund made by the Adviser within two months after purchase by the Adviser of shares of the Fund.

                  (c) The services of the Adviser to the Fund are not to be deemed exclusive and Adviser shall be free to render similar services to others as long as its services for others does not in any way hinder, preclude or prevent the Adviser from performing its duties and obligations under this Agreement. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

             7. Termination of Agreement. The following shall apply with respect to the termination of this Agreement.

                  (a) This Agreement shall continue in force and effect until the first meeting of shareholders of the Fund following the effective date of its Registration Statement on Form N-1A covering the initial offering of shares of the Fund, at which time it shall be submitted for approval to the shareholders of the Fund, and subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board of Directors of the Fund or by the affirmative vote of a majority of the Fund's outstanding voting securities. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Fund's directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Board of Directors of the Fund shall request and evaluate, and the Adviser shall furnish, such information as may reasonably be necessary to enable the Fund's Board of Directors to evaluate the terms of this Agreement.

                  (b) Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Board of Directors of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, in each case, upon sixty (60) days' written notice to the other party and shall terminate automatically in the event of its assignment.

             8. Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of each such amendment shall be approved by the Board of Directors or by a vote of a majority of the then outstanding voting securities of the Fund. If such amendment is proposed in order to comply with the recommendations or requirements of the Securities and Exchange Commission or state regulatory bodies or other governmental authority, or to obtain any advantage under state or federal laws, the Fund shall notify the Adviser of the form of amendment which it deems necessary or advisable and the reasons therefor, and if the Adviser declines to assent to such amendment, the Fund may terminate this Agreement forthwith.

             9. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, addressed and delivered, or mailed postpaid to the other party at the principal place of business of such party.

             10. Assignment. This Agreement shall neither be assignable nor subject to pledge or hypothecation and in the event of assignment, pledge or hypothecation shall automatically terminate. For purposes of determining whether an "assignment" has occurred, the definition of "assignment" in Section 2(a)(4) of the Investment Company Act of 1940 shall control.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                      PERRITT CAPITAL GROWTH FUND, INC.


                                      By:___________________________
                                                President


   [CORPORATE SEAL]                   Attest:_______________________
                                                Secretary



                                      PERRITT INVESTMENTS, INC.


                                      By:___________________________
                                                President


   [CORPORATE SEAL]                   Attest:_______________________
                                                Secretary